EXHIBIT 23.1

                              LILLING & COMPANY LLP
                          Certified Public Accountants


INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
Wien Group Inc.
Jersey City, New Jersey

We have audited the accompanying balance sheets of Wien Group Inc. as of June 30, 2001 and 2000, and the related statements of operations, changes in stockholders' equity and cash flows for the years then ended and the period from July, 1, 1999 (date operations commenced) to June 30, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Wien Group Inc. at June 30, 2001 and 2000 and the results of its operations and cash flows for the periods stated above in conformity with accounting principles generally accepted in the United States.

/s/ Lilling & Company

CERTIFIED PUBLIC ACCOUNTANTS

October 2, 2001





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